Exhibit 21
List of Subsidiaries
The following is a list of the subsidiaries of FB Financial Corporation including the name of each subsidiary and its jurisdiction of incorporation:

Name	Jurisdiction Where Organized

FirstBank	Tennessee

FirstBank Insurance, Inc. (1)	Tennessee

Investors Title Company (1)	Tennessee

(1) Subsidiary of First Bank